UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 12, 2021

RF INDUSTRIES, LTD.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-13301 (Commission File Number)	88-0168936 (I.R.S. Employer Identification No.)

7610 Miramar Road, Bldg. 6000

San Diego, California 92126-4202

(Address of Principal Executive Offices)

(858) 549-6340

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	RFIL	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2020, the Board of Directors (the “Board”) of RF Industries, Ltd. (the “Company”) appointed Peter Yin as the Company’s Interim Chief Financial Officer and new Corporate Secretary, both effective as of July 11, 2020, and increased Mr. Yin’s annual base salary from $175,000 to $187,000.

On January 12, 2021 the Board promoted Mr. Yin to Chief Financial Officer. On January 12, 2021 the Board also increased Mr. Yin’s annual base salary to $200,000.

Mr. Yin, who is a Certified Public Accountant, joined the Company in September 2014 and has served as the Company’s Senior Vice President, Finance & Operations since November 2019. Prior to joining the Company, Mr. Yin worked at Sony Corporation of America in Corporate Audit and at Grant Thornton in the Assurance practice.

Adoption of Fiscal Year 2021 Management Incentive Equity and Cash Compensation Plan

On January 12, 2021, the Board adopted an annual incentive compensation plan for officers (including the Company’s named executive officers) and certain senior managers of the Company and its subsidiaries for the fiscal year ending October 31, 2021 (the “2021 Compensation Plan”). Under the 2021 Compensation Plan, each participant (i) received an equity award as a long-term incentive, and (ii) is eligible to receive a cash payment after the end of the fiscal year as a short-term incentive.

Equity Awards. In order to provide long term incentives to the Company’s officers and managers, on January 12, 2021 the Board granted participating officers and managers shares of restricted stock and options to purchase the Company’s common stock. Provided the participating officer or manager is still employed with the Company or its subsidiaries on the following dates, the shares of restricted stock and the options shall vest over four years as follows: (i) one-quarter of the restricted shares and options shall vest on January 12, 2022; and (ii) the remaining restricted shares and options shall vest in twelve equal quarterly installments over the next three years, commencing with the first quarter following January 12, 2022. The options have a ten-year term and an exercise price of $4.98 per share (which was the closing price of the Company’s common stock on the date of grant).

Mr. Dawson, the Company’s President and Chief Executive Officer, also is a participant in the 2021 Compensation Plan and was granted 21,000 shares of restricted stock and options to purchase 42,000 shares of common stock at an exercise price of $4.98 (the closing price of the Company’s common stock on the date of grant), and Mr. Yin, the Company’s Chief Financial Officer, was granted 5,000 shares of restricted stock and options to purchase 10,000 shares of common stock at an exercise price of $4.98.

Cash Incentives. Under the 2021 Compensation Plan, cash incentive bonuses, if any, will be paid to certain officers and senior managers based upon (i) the Company’s achievement of specified financial goals and (ii) on the Board’s discretionary review of each participant’s performance during fiscal 2021. The corporate goals will apply equally to all participating officers and managers. The subjective performance of each officer will be evaluated and determined by the Compensation Committee, in its sole discretion, after consultation with the Company’s Chief Executive Officer.

The maximum target cash bonus payable to participants if all of the goals are achieved will range from 15% to 50% of the recipient’s fiscal 2021 annual base salary. Bonuses will be weighted and based on (i) the Company’s achievement of certain fiscal 2021 revenues (weighted 30%), (ii) fiscal 2021 adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) (weighted 60%), and (iii) a subjective evaluation of each individual’s performance (weighted 10%). The calculation of adjusted EBITDA will exclude the impact of any business acquisitions or dispositions effected during the year, the impact of the Federal Paycheck Protection Program loans the Company has received, and equity compensation expenses accrued to management. The Board and the Compensation Committee reserve the right to modify these goals, criteria and target percentage at any time, and to grant bonuses to the participants even if the performance goals are not met. In addition, the Board and Compensation Committee may modify the bonus plan targets to reflect significant changes in Company’s business, including changes due to acquisitions or dispositions of businesses or product lines. The 2021 bonuses will be paid within 75 days after the end to the fiscal year to participating officers and managers who are employed with the Company or its subsidiaries on the date of payment.

Item 8.01     Other Events.

On January 19, 2021, the Company issued a press release announcing the appointment of Peter Yin as the Company’s Chief Financial Officer. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits.

Exhibit No.	Description
99.1	Press release, dated January 19, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 19, 2021	By:	/s/ Peter Yin
Peter Yin
Chief Financial Officer